BancFirst Assumes Operations of the former Bank of Union in El Reno, Oklahoma

OKLAHOMA CITY, Jan. 24, 2014 /PRNewswire/ -- BancFirst announced today that it has entered into an agreement with the Federal Deposit Insurance Corporation (FDIC) to assume operations of the former Bank of Union, with locations in El Reno, Union City and Oklahoma City.

Banking locations in El Reno and Union City will reopen at normal banking hours on Saturday and the following Monday. Depositors will be able to conduct banking business as usual and uninterrupted, utilizing their current checks and debit cards. Internet banking features and ATMs will continue to serve customers. Loan customers should also continue to make their payments as usual.

For the seventh consecutive year, BancFirst has been named one of the Top 20 strongest banks in the U.S., by Bank Director Magazine. Additionally, BancFirst was named on Forbes Magazine's list of Best Banks in America for three consecutive years. BancFirst ranked #13 on the 2014 list, the highest of any Oklahoma bank.

David Rainbolt, BancFirst Corporation CEO stated, "We are pleased to welcome our new customers to the BancFirst family. Up front, we want to make sure they understand that their deposits are safe and accessible. More importantly, in the long run, El Reno and Union City are exactly the kind of communities that we like to serve all across Oklahoma. We believe strong banking makes for strong communities, and we look forward to the opportunity to support our new customers going forward."

With assets of more than $6.0 billion, BancFirst is Oklahoma's largest state-chartered bank with 93 locations in 50 communities, all in Oklahoma. BancFirst is listed on the NASDAQ National Market System under the symbol BANF. More information can be found at www.bancfirst.com.

Customers who have questions about today's transaction can call the FDIC toll free at (800) 405-8251. This number will be in operation Friday until 9:00 pm, CST; Saturday from 9:00 am to 6:00 pm, CST; and Sunday from Noon to 6:00 pm, CST and thereafter from 8:00 am to 5:00 pm, central.

CONTACT: Jay Hannah, EVP 405.650.0411